Exhibit 99.7

NEWS RELEASE	Contacts:	Commerce Energy Group, Inc.
Linda Ames
Corporate Communications
714-259-2539
lames@CommerceEnergy.com

PondelWilkinson Inc.
Robert Jaffe
310-279-5980
rjaffe@pondel.com

Commerce Energy Names Gregory L. Craig Chief Executive Officer and Chairman of the Board

COSTA MESA, CA – February 21, 2008 – Commerce Energy (Amex: EGR), a leading U.S. electricity and natural gas marketing company, announced today that on February 20, 2008 it named Gregory L. Craig as its Chief Executive Officer and designated him “principal executive officer” for all of the Company’s filings with Securities and Exchange Commission.   Craig succeeds Steven S. Boss who resigned as Chief Executive Officer and a director of the Company on February 20, 2008.   Craig also was appointed as a Class III director of the Corporation and named Chairman of the Board of Directors.  In his role as Chairman, Craig succeeds Dennis R. Leibel who remains a member of the Board and Chair of the Compensation Committee.

Craig served as Chief Executive Officer of Macquaire Cook Energy (formerly Cook Inlet Energy Supply, LLC), a multi-billion dollar North American energy supply services company, from November 2005 through March 2007.  From 1992 through November 2005, Craig served as Chief Executive Officer of Cook Inlet Energy Supply, LLC, a company that he founded, until it was sold to Macquarie Bank of Sydney, Australia in November 2005.

In 1996, Craig was selected as one of 20 United States delegates to join President Bill Clinton, Secretary of Defense Warren Christopher and Secretary of Commerce Mickey Kantor at the Asian Pacific Economic Conference in Manila, Philippines.  In 1997, Craig was appointed by Secretary Pena to the National Petroleum Council and in that capacity also advised several subsequent energy secretaries.  In 1998, Craig was appointed by President Bill Clinton to the President’s Export Council as one of a select group of CEOs who provide recommendations to the President on United States export issues.  He has served as a member of the Natural Gas Business Development Roundtable at the United States Department of Energy.

Craig received his Bachelor of Administration degree from the University of Alaska and his Master of Business Administration (MBA) from the University of California at Los Angeles.  Craig is Chairman of the Board of the Price Center for Entrepreneurial Studies at the Anderson Graduate School of Management and also serves on the Board of Junior Achievement of Southern California and the Board of the Weingart Center.

“We are extremely pleased to announce the appointment of Greg Craig as our Chief Executive Officer and our Chairman of the Board,” said Leibel.  “We are fortunate to be able to attract Greg at this point in Commerce Energy’s history.  Greg’s experience, contacts and stellar reputation in the energy industry and financial markets combine to address the Company’s continuing goal to increase stockholder value.”

Speaking on behalf of the Company’s Board of Directors, Leibel went on to say, “We thank Steve Boss for his contributions and service to the Company.”

About Commerce Energy Group, Inc.

Commerce Energy Group, Inc. (Commerce) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries Commerce Energy, Inc. and Skipping Stone Inc.  Commerce is publicly traded on the American Stock Exchange (Amex) under the symbol EGR.  Commerce Energy, Inc. is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers.

Headquartered in Orange County, California, the Company also has an office in Dallas, Texas, as well as several area offices located around the U.S.  For nearly a decade, customers have relied on Commerce to deliver competitive pricing, innovative product offerings and personalized customer service, in addition to quality gas and electric services.  For more information, visit www.CommerceEnergy.com.